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                                                                      Exhibit 16
                                                                      ----------

May 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read the explanatory note and first four paragraphs of Item 4 included in the Current Report on Form 8-K dated April 26, 2002 of Pinnacle Entertainment, Inc. with respect to the Pinnacle Entertainment, Inc. 401(k) Investment Plan, as amended, to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


cc: Mr. Bruce C. Hinckley, Chief Financial Officer, Pinnacle Entertainment, Inc.